                                                                    Exhibit 99.5

                 [LETTERHEAD OF MADISON ENERGY ADVISORS, INC.]

May 3, 2000

Mr. John Penton
Canaan Energy Corporation
119 North Robinson, Suite 600
Oklahoma City, OK  73102-4605

Re: Appraisal Value - Coral Reserves Limited Partnerships

Dear Mr. Penton:

As requested, Madison Energy Advisors, Inc. (Madison) has performed the analysis necessary to estimate the appraisal value for the properties held by eight Coral Reserves Limited Partnerships. The appraisal value values the properties as if sold in an orderly manner in a reasonable period of time less the cost of sale and in a manner consistent with industry practice. The attached Exhibit "A" summarizes our estimate of the appraisal value of the properties as of September 30, 1999, as adjusted for pricing changes as described below.

The figures shown are derived from two primary sources, the audit review of the Netherland, Sewell & Associates, Inc. (NSAI) reports, revised for oil and gas prices as discussed below, and our knowledge of the current market for producing oil and gas properties.

Audit Review
------------
Madison performed an audit review of the major value properties contained in the eight Coral Reserves Limited Partnerships mentioned above. In performing the audit review, Madison conducted an evaluation of the methods and procedures utilized by NSAI in the preparation of the estimates of proved reserves and associated future net revenue and performed tests and procedures considered necessary to render the opinions set forth herein. Madison accepted without independent verification the accuracy and completeness of information and data provided by NSAI including, but not limited to, oil and gas production, interests, and development and operating costs.

These major value properties are defined as those whose combined value represents approximately eighty percent of the total future net revenue discounted at ten percent per annum of all eight partnerships summed together. In performing this audit review, Madison relied on reports prepared by NSAI for Coral Reserves between November 16 and 22, 1999 with an effective date of September 30, 1999. Madison performed this audit review in NSAI's Dallas office and met with three engineers and a geologist that evaluated the properties for the September 30, 1999 reports.

Based on the audit review, it is Madison's opinion that the estimates of the reviewed oil and gas reserves and the associated future net revenues prepared by NSAI effective September 30, 1999 are reasonable in the aggregate and were prepared in accordance with generally accepted petroleum engineering and evaluation principles.

Appraisal Value-Coral Reserves Limited Partnerships
May 3, 2000/Page 2

Since the time the NSAI reports were prepared, there have been substantial changes in oil and gas prices. At Madison's request, NSAI ran a sensitivity case to their September 30, 1999 reports to reflect current pricing as reported in Madison's Quarterly Pricing Poll for Active Middle Market buyers, effective April 1, 2000 ($25.97/bbl for West Texas Intermediate oil and $2.74/MCF for Henry Hub gas). Madison has selected four companies active in the acquisition and divestment of producing oil and gas properties to poll for their pricing forecasts. Over the past several years, more than 90 percent of all reported properties have been within these companies' target range of $10 million to $500 million. These prices are adjusted to reflect actual revenues received by the partnerships compared to historical spot prices and then escalated using the escalation rates reported in the Quarterly Pricing Poll. A copy of the Quarterly Pricing Poll showing prices and escalation rates is attached.

Market Knowledge
----------------
Madison sells several hundred million dollars of properties each year. Our market knowledge is augmented by a full-time staff that dedicates hundreds of man-hours each week to studying and analyzing the domestic producing property market. We further augment our own findings by receiving and digesting every significant valuation publication in the industry.

From this work the firm has developed a substantial understanding of the past and current markets, and is able to make some legitimate forecasts for the immediate future.

In determining the estimated market value for these properties, several assumptions were made:

 . The individual partnerships would be sold separately, thereby putting individual package values in the $1 million to $8 million range;

 . The nature of these reserves categorizes them as "lower tier." In the eight partnerships there are approximately 600 properties;

 . Lower Tier properties will generally receive a risked value in this market discounting the future net revenues at 20%;

 . Buyers of packages in these sizes will only allocate so much of their acquisition cost to non-producing reserves;

 .  Risk factors for non-producing reserves were applied as follows: PDNP - 65%;
   PUD - 35%. These factors are derived from the general dollar size of the packages, the reason for the reserve category and other less tangible factors.

The estimation of market value is an inherently imprecise process, part science and part art. While we are confident that the values we have calculated represent a "most likely" market value, however, there is no assurance that the properties would actually sell for our estimate of appraisal value.

We trust that this report meets your requirements at this time. Please don't hesitate to let me know if you need any additional information or greater detail.

The values are as of September 30, 1999. Appraised values at a subsequent date should be adjusted for net revenues since that time.

Appraisal Value-Coral Reserves Limited Partnerships
May 3, 2000/Page 3

We appreciate the opportunity to provide you with this report, and look forward to working with you in the future.

Best regards,

/s/ Geoffrey G. Roberts
Geoffrey G. Roberts, PE
President

Enclosure

                                  EXHIBIT "A"
                                Appraisal Value

                   -----------------------------------------------------------------------------------------------------------------
                   Total Proved      Developed        Developed         Undeveloped                         Sales          Net Value
                       Reserves      Producing      Non-Producing                                         Commission &
  Partnership             PW(20)         PW(20)    PW(20)  EMV@65%     PW(20)  EMV@35%     Total EMV    Transaction Costs   (Rmk 1)
                   -----------------------------------------------------------------------------------------------------------------
CR 1990 LP                1,643          1,544         36       23         62       22         1,589                   79      1,510
CR 1991 LP                2,110          2,012         33       21         65       23         2,056                  103      1,953
CR 1992 LP                4,160          3,874        138       90        148       52         4,016                  201      3,815
CR 1993 LP                3,735          3,716         44       29        -25       -9         3,736                  187      3,549
CR 1993-I LP              1,643          1,652         16       10        -26       -9         1,653                   83      1,571
CR 1995 LP                4,876          4,279        187      122        410      144         4,544                  227      4,317
CR 1996 LP                6,230          5,095        632      411        503      176         5,682                  284      5,398
CR 1996-I LP              4,854          4,096        216      140        542      190         4,426                  221      4,205
                   =================================================================================================================

                         29,251         26,268      1,302      846      1,679      588        27,702                1,385     26,317
                   -----------------------------------------------------------------------------------------------------------------

                   Remark 1. The Net Value represents the value to be received by the partnerships after the payment of estimated transaction costs of 5%, including commissions on sale.




                                         [LOGO of Madison Energy Advisors, Inc.]
                                          The Creative Transactions Advisors(TM)

[LOGO OF MADISON ENERGY ADVISORS, INC.]

                         Madison Energy Advisors, Inc.

                     The Creative Transaction Advisors(TM)

                            QUARTERLY PRICING POLL
                                   Number 2

================================================================================

                           2000 STARTS WITH A BANG!

Madison is proud to report that 2000 is shaping up to be our best year ever. During the first quarter, we have closed deals for Burlington Resources, Redstone Oil & Gas and EOG Resources. Pending is our Ecuadorian sale in which Madison is representing CMS Oil and Gas.

To kick off the second quarter, Madison is looking forward to working with the following clients:

                Client                          Asset Concentration
                ------                          -------------------

              Burlington                        Texas & New Mexico
              Resources

                 UPR                              South Louisiana

                Peoples                               Colorado
                Energy
              Production

               Addington                               Texas

              Undisclosed                       Colombia, S. America

================================================================================

--------------------------------------------------------------------------------
                        SPOT WTI CRUDE & SPOT HENRY HUB

                                    [GRAPH]

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Personnel Profile - Bill Marko - Vice President - Special Projects
--------------------------------------------------------------------------------
     Madison is very pleased to welcome William Marko as Vice President - Special Projects. Bill graduated magna cum laude from Tulane University with a Bachelor's Degree in Mechanical Engineering and a Master's Degree in Petroleum Engineering. He is a registered Professional Engineer and a member of the Society of Petroleum Engineers. He has published articles in Natural Gas and Oil & Gas Investor. Insights from his speeches have been published in Gas Daily, Oil & Gas Investor, Oil and Gas Journal and Oil & Gas Interests.

     Bill's career began with Mobil Exploration & Production in 1980. During his 18 year tenure with Mobil, he served in various Engineering functions:
Operations Manager; Gulf of Mexico Acquisitions and Sales Manager; U.S. E&P Acquisitions & Trades Manager; Worldwide New E&P Advisor and Asset Enhancement Director.
Bill moved to Houston in 1998 and worked for the past two years for Navigant Consulting, Inc. (formerly Sterling Consulting Group) focusing on acquisition and divestment consulting, oil and gas company analysis and business development.

     Bill has expertise in all areas of acquisition and divestment analysis, corporate M&A analysis, portfolio management and business development. At Madison, he is currently working on e-commerce, commercial project management, international projects and business development.

--------------------------------------------------------------------------------------------------------
Price Forecasts
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------
                                         ACTIVE MIDDLE MARKET
========================================================================================================
                       Current (04/1/00)                           Last Quarter (01/1/00)
      ==================================================================================================
             OIL (WTI Spot)          GAS (HH Spot)          Oil (WTI Spot)         GAS(HH Spot)
      ==================================================================================================
          $/Bbl           Esc.      $/MMBtu     Esc.       $/Bbl         Esc.      $/MMBtu      Esc.
========================================================================================================
 1999
--------------------------------------------------------------------------------------------------------
 2000     25.97                      2.74                  22.23                    2.42
--------------------------------------------------------------------------------------------------------
 2001     22.53        -13.25%       2.77      1.09%       20.92       -5.89%       2.49        2.89%
--------------------------------------------------------------------------------------------------------
 2002     21.40         -5.02%       2.71     -2.17%       21.05        0.62%       2.54        2.01%
--------------------------------------------------------------------------------------------------------
 2003     21.44          0.19%       2.77      2.21%       21.43        1.81%       2.58        1.57%
--------------------------------------------------------------------------------------------------------
 2004     21.54          0.47%       2.83      2.17%       21.83        1.87%       2.62        1.55%
--------------------------------------------------------------------------------------------------------
 Then                    1.00%                 2.44%                    1.75%                   2.13%
========================================================================================================
 Cap    25.77/None*                3.58/None*             26.33/None*             3.58/None*
========================================================================================================
 Costs                     1.75%                             To 2000 - 1.0%, then 1.60%
========================================================================================================
           *Average of the Active Middle Market companies that use a cap. (One does not).
-------------------------------------------------------------------------------------------------

     Madison has selected four companies active in the acquisition and divestment of producing oil and gas properties to poll for their forecasts. Over the past several years, more than 90% of all reported properties have been within these companies' target range of $10MM to $500MM. For confidentiality purposes, we do not release the names of these companies.

-------------------------------------------------------------------------------------------------------
                                     HOUSTON ENERGY BANKS
=======================================================================================================

      =================================================================================================
                       Current (04/1/00)                           Last Quarter (01/1/00)
      ==================================================================================================
             OIL (WTI Spot)          GAS (HH Spot)          Oil (WTI Spot)         GAS(HH Spot)
      ==================================================================================================
          $/Bbl           Esc.      $/MMBtu     Esc.       $/Bbl         Esc.      $/MMBtu      Esc.
========================================================================================================
 1999
--------------------------------------------------------------------------------------------------------
 2000     20.13                      2.32                  18.88                    2.33
--------------------------------------------------------------------------------------------------------
 2001     19.02         -5.51%       2.334     0.86%       18.58       -1.59%       2.34        0.43%
--------------------------------------------------------------------------------------------------------
 2002     18.84         -0.95%       2.39      2.14%       18.91        1.78%       2.40        2.56%
--------------------------------------------------------------------------------------------------------
 2003     19.18          1.80%       2.45      2.51%       19.28        1.96%       2.45        2.08%
--------------------------------------------------------------------------------------------------------
 2004     19.60          2.19%       2.50      2.04%       19.68        2.07%       2.50        2.04%
--------------------------------------------------------------------------------------------------------
 Then                    2.00%                 2.25%                    2.00%                   2.25%
========================================================================================================
 Cap      24.50                      3.31                26.67/None*             3.58/None*
=======================================================================================================
 Costs       2000 - 0%, 2001 - 1.88%, then 2.25%                    To 2001 - 0% then 2.25%
=======================================================================================================
           *Average of the three Energy Banks that use a cap. (One does not).
-------------------------------------------------------------------------------------------------------

     This table reflects the results of a poll taken quarterly by Madison of the four largest reserve-based energy lenders in Houston. These banks have been leaders in domestic energy lending for more than 15 years.

Personnel Profile - Florence S. Hughes - Senior Engineering Technician

     Flo is a graduate of the University of Oklahoma with a Bachelor of Science (With Distinction) in Geology. She is a member of Phi Beta Kappa and the recipient of a Socony-Mobil geology scholarship for her senior year at the University. Her career began in Dallas, Texas with Geochemical Surveys. She moved to West Texas with her family and was employed by Russell Engineering in Abilene and Shell Oil Company and Williamson Petroleum Consultants, Inc. in Midland.

     During 31 years with Williamson she established their data processing, data and standards management, and engineering technician departments. She served Williamson from 1990 to August 1999 as Chief Operating Officer and Executive Vice President with responsibility for directing the engineering, data processing, technical and clerical staffs.

     Mrs. Hughes is proficient with software and is versatile and knowledgeable in all phases of property evaluation. She has performed oil and gas reservoir studies, evaluations of oil and gas reserves for property acquisition and divestiture and has experience in the United States, Canada and South America, with the majority of her work in Appalachia, the Permian Basin, and the Gulf Coast. She is a member of the American Association of Petroleum Geologists, Society of Petroleum Earth Scientists, Society of Petroleum Engineers, Society of Petroleum Evaluation Engineers, Houston Geological Society and is a certified petroleum geologist.

     Flo joined Madison in August, 1999.

================================================================================

                  AGGRESSIVE AND CONSERVATIVE PRICE FORECASTS


                             Active Middle Market                                           Houston Energy Banks
         -------------------------------------------------------------  ----------------------------------------------------------
                 Most Conservative              Most Aggressive               Most Conservative            Most Aggressive
         ------------------------------ ------------------------------  ------------------------------ ---------------------------
               OIL             GAS            OIL             GAS             OIL           GAS            OIL          GAS
         --------------  -------------- ---------------  -------------  --------------- ------------- -------------- -------------
          $/Bbl    Esc.   $/MM    Esc.   $/Bbl    Esc.    $/MM   Esc.    $/Bbl    Esc.   $/MM   Esc.   $/Bbl   Esc.   $/MM   Esc.
         -------  -----  ------  ------ -------  ------  ------ ------  -------  ------ ------ ------ ------- ------ ------ ------
2000       27.00           2.60           25.50            2.65           22.00           2.23          20.00          2.40
----------------------------------------------------------------------------------------------------------------------------------
2001       21.00  -22.2%   2.60    0.0%   23.00  -9.8%     2.78   4.9%    20.00   -9.1%   2.26   1.3%   19.00 -5.0%    2.45   2.1%
----------------------------------------------------------------------------------------------------------------------------------
2002       18.00  -14.3%   2.25  -13.5%   23.75   3.3%     2.92   5.0%    18.00  -10.0%   2.33   3.1%   19.50  2.6%    2.50   2.0%
----------------------------------------------------------------------------------------------------------------------------------
2003       18.00    0.0%   2.25    0.0%   24.50   3.2%     3.07   5.1%    18.00    0.0%   2.40   3.0%   20.00  2.6%    2.50   0.0%
----------------------------------------------------------------------------------------------------------------------------------
2004       18.00    0.0%   2.25    0.0%   25.25   3.1%     3.22   4.9%    18.00    0.0%   2.70  12.5%   20.60  3.0%    2.50   0.0%
===================================================================================================================================
Then                0.0%           0.0%           3.0%            5.0%             0.0%          3.0%          3.0%           0.0%
===================================================================================================================================
Cap        18.00           2.25           35.00            4.50           18.00           3.50          25.00          2.50
===================================================================================================================================
Costs                  0.0%                             3.0%                           1.5%                        1.5%
===================================================================================================================================

     The table above represents the most aggressive and most conservative forecasts as of April 1. Included in this table are the forecasts that we have judged to be either highest or lowest comparatively over their entire lives and not necessarily in any particular year. We have chosen companies that remain most aggressive or conservative throughout the years polled and have not intermixed companies from year to year.

                                                               HISTORICAL PRICE
                  -----------------------------------------------------------------------------------------------------------------
                               LIGHT SWEET CRUDE                            NATURAL GAS
                  -----------------------------------------------------------------------------------------------------------------
                           (West Texas Intermediate)                 Monthly Pipeline Nominations              NYMEX (Henry Hub)
                  -----------------------------------------------------------------------------------------------------------------
          ---------    Daily               Spot-     12-Mo.   Henry     Gulf      HH      Waha   National  12 Mo    Daily   Strip
            Month      Spot      Posted    Posted    Strip     Hub      Coast     GC      Hub     Average  Strip    Spot    Spot
          -------------------------------------------------------------------------------------------------------------------------
             Oct       14.38     11.89      2.49     14.71     2.07     2.00     0.07     1.91      1.99    2.27    1.89    0.38
          -------------------------------------------------------------------------------------------------------------------------

             Nov       12.91     10.37      2.54     14.36     2.01     1.95     0.06     1.93      2.02    2.27    2.12    0.15
          -------------------------------------------------------------------------------------------------------------------------

1998         Dec       11.28      8.65      2.63     12.76     2.12     2.05     0.07     2.04      2.13    2.03    1.72    0.31
         ==========================================================================================================================

             Jan       12.47      9.88      2.59     13.13     1.80     1.74     0.06     1.74      1.83    2.01    1.85    0.16
          -------------------------------------------------------------------------------------------------------------------------

             Feb       12.01      0.30      2.71     12.71     1.81     1.76     0.05     1.71      1.80    2.04    1.77    0.27
          -------------------------------------------------------------------------------------------------------------------------

             Mar       14.66     12.05      2.61     14.70     1.63     1.60     0.03     1.57      1.63    2.06    1.79    0.27
          -------------------------------------------------------------------------------------------------------------------------

             Apr       17.31     14.61      2.73     16.56     1.86     1.83     0.03     1.72      1.93    2.33    2.15    0.18
          -------------------------------------------------------------------------------------------------------------------------

             May       17.79     15.18      2.61     17.19     2.36     2.31     0.05     2.21      2.31    2.44    2.25    0.19
          -------------------------------------------------------------------------------------------------------------------------

             Jun       17.89     15.33      2.56     17.69     2.23     2.19     0.04     2.14      2.20    2.48    2.30    0.18
          -------------------------------------------------------------------------------------------------------------------------

             July      20.07     17.47      2.60     19.50     2.27     2.24     0.03     2.21      2.25    2.46    2.31    0.15
          -------------------------------------------------------------------------------------------------------------------------

1999         Aug       21.26     18.56      2.70     20.27     2.62     2.58     0.04     2.52      2.59    2.70    2.79   (0.09)
          -------------------------------------------------------------------------------------------------------------------------

             Sept      23.88     20.94      2.94     21.50     2.90     2.85     0.05     2.79      2.86    2.67    2.54    0.13
          -------------------------------------------------------------------------------------------------------------------------

             Oct       22.64     19.94      2.70     21.31     2.53     2.49     0.04     2.45      2.53    2.71    2.72   (0.01)
          -------------------------------------------------------------------------------------------------------------------------

             Nov       24.56     22.27      2.59     22.12     3.04     3.00     0.04     2.82      3.06    2.52    2.22    0.30
          -------------------------------------------------------------------------------------------------------------------------

             Dec       26.06     23.23      2.85     22.68     2.10     2.08     0.02     2.03      2.15    2.46    2.36    0.10
          =========================================================================================================================

             Jan       27.27     24.11      3.16     23.54     2.33     2.31     0.02     2.22      2.38    2.50    2.42    0.08
          -------------------------------------------------------------------------------------------------------------------------

             Feb       29.34     26.54      2.80     25.25     2.59     2.56     0.03     2.46      2.67    2.69    2.65    0.01
          -------------------------------------------------------------------------------------------------------------------------

             Mar       29.99     26.44      3.66     25.77     2.59     2.56     0.03     2.48      2.58    2.94    2.79    0.15
          -------------------------------------------------------------------------------------------------------------------------


              [MADISON ENERGY ADVISORS, INC. LOGO]            BULK RATE
                                                             U.S. POSTAGE
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Y




    SPE Business Development

           Study Group

The next meeting of the SPE GCS Business Development
Study Group will be held on Wednesday, May 24, 2000 at
5:30 pm at the Four Seasons Hotel in Downtown Houston.
"How to Do Business with the Majors" with feature speakers J.R. Kahn, Asset Enhancement Manager for ExxonMobil Production Company; David F. Work, Regional President of
BP Amoco Corporation; and Steve H. McVeigh, Vice President-Production for Shell Exploration & Production Company.
Hors d'oeuvres will be served and drinks will be available. Each speaker will spend about ten minutes giving an informal talk about this company, and there will be plenty of time for questions and answers. Past meetings have been at or close to sell-outs, and we are expecting a large crowd at this one, so please make your reservations early. Please note: No-shows will be billed.

Date: Wednesday, May 24, 2000
Location: Four Seasons Hotel, Downtown Houston
Time: 5:30 p.m. to 8:00 p.m.
Cost: $25 per person pre-registered; $30 for walk-ins
(No-shows will be billed)
Registration: www.spe.org or call (713) 779-9595
Deadline: Noon, Friday, May 19

We'd like to thank our March speakers for a successful meeting. Grant Henderson, President of Belco Energy
Corporation and Bruce Vincent, Senior Vice President of
Swift Energy Company were well-received by the group.






        The Weekly Market Review newsletter is published every Monday morning by Email to our friends and clients. The publication contains the prior weeks prices, rig counts, historical prices and a short summation of last weeks breaking news stories. This is certainly geared toward the oil industry but not particularly M&A. If you would like to receive this publication please Email Thove@MadisonEnergy.com.